CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We hereby consent to the incorporation by reference in this S-3 Registration Statement of Nu Horizons Electronics Corp. of our report dated May 18, 1995, which is included in the Company's Annual Report on Form 10-K for the year ended February 28, 1995 and the use of our name in the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.

/s/ Lazar, Levine & Company LLP
New York, New York
November 9 1995